EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into effective as of August 6, 2015 (the “Effective Date”), by and between Winnebago Industries, Inc., (the “Company”), and Robert J. Olson (“Olson”).

WHEREAS, Olson has previously served as a director and as the Chief Executive Officer and President of the Company, and possesses certain unique skills, talents, contacts, judgment and knowledge of the Company’s business, strategies and objectives; and

WHEREAS, Company desires to employ Olson in the capacity and on the terms and conditions hereinafter set forth, and Olson has agreed to accept such terms and conditions;

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter contained, the parties hereto agree as follows:

1.Position and Duties.

1.1    Chief Executive Officer. Olson is hereby engaged by the Company as interim Chief Executive Officer, reporting to the Board of Directors, performing such duties and responsibilities as he previously exercised in that capacity and as necessary to oversee and supervise the executive and senior management and the employees of the Company in furtherance of the daily operations and the strategic direction of the Company as determined from time to time by the Board of Directors. Such duties may be fulfilled in person or by telephonic or other electronic means acceptable to the Board of Directors.

1.2    No Conflict. Olson agrees to serve the Company to the best of his abilities and to devote such time, attention, skill and energy to the Company as may be reasonably required to perform the duties and responsibilities of Chief Executive Officer during the Term of this Agreement (as defined in Section 2 of this Agreement). Olson warrants and represents to the Company that he has no contractual commitments that would restrict or limit his performance of the duties and responsibilities of his position set forth in this Agreement, and will not undertake any such contractual commitments in the future during the Term hereof.

1.3    Personal Activities Permitted. Notwithstanding Section 1.2, during the term of this Agreement, Olson may devote reasonable time to activities other than those required under this Agreement, including activities involving professional, charitable, community, educational, religious and similar types of organizations, and similar types of activities, to the extent that such other activities do not in the judgment of the Board inhibit or prohibit the performance of the Olson’s duties under this Agreement, or conflict in any material way with the business of the Company or any affiliate of the Company; provided, however, that Olson shall not serve on the board of any business, or hold any other position with any business, without the consent of the Board.

2.Term; No Severance. Olson’s employment under this Agreement shall commence on the date hereof and shall continue until either party gives at least fifteen (15) business days’ written notice that this Agreement will terminate and state the date on which such termination shall be effective. Upon termination of this Agreement and Olson’s employment, the Company shall pay any accrued but unpaid Base Salary and benefits through the date of such termination and thereafter Olson shall not be eligible for or receive any severance or other benefits as a result of such termination under any plan, program or policy of the Company in effect before or after the effective date of this Agreement, except to the extent otherwise required by applicable law.

3.Compensation and Benefits.

3.1    Base Salary. As compensation for all services to be rendered by Olson under this Agreement during the Term, the Company shall pay Olson a base salary (“Base Salary”) exclusive of benefits, bonuses or incentive payments at the annual rate of Four Hundred Ninety Two Thousand Three Hundred Eighty Five Dollars ($492,385.00), payable in weekly installments, subject to required tax withholding and any deductions applicable to such Base Salary.

3.2    Benefits. Olson shall be entitled to participate in all employee benefit plans or programs of the Company to the extent that Olson’s position, title, tenure, salary, age, health and other qualifications make him eligible to participate, and in the benefit package available to senior management of the Company. The Company does not guarantee the adoption or continuance of any particular employee benefit plan or program during the Term, and Olson’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

3.3    Incentive Compensation; Stock. Notwithstanding anything in any bonus, incentive, or stock plan or subplan or program approved and adopted by the Company either prior to or after the effective date of this Agreement, Olson shall not, during the Term, be eligible for, accrue any rights under or become entitled to any payment under any bonus, incentive or stock plan or subplan or program that would otherwise be applicable to the Chief Executive Officer of the Company.

3.4    Business Expenses. The Company will pay or reimburse Olson for all reasonable and necessary out-of-pocket expenses incurred by Olson in the performance of his duties under this Agreement subject to compliance by Olson with the Company’s policies for expense reimbursements.

4.Confidential Information.

4.1    Definition. “Confidential Information” means information regarding the Company not generally known and proprietary to the Company, or to a third party for whom the Company is performing work, including, without limitation, information concerning any patents or trade secrets, confidential or secret designs, infomercial sources, media outlets, pricing, processes, formulae, source codes, plans, devices or material, research and development, proprietary software, analysis, techniques, materials or designs (whether or not patented or patentable), directly or indirectly useful in any aspect of the business of the Company or any vendor names, customer and supplier lists, databases, management systems and sales and marketing plans of the Company, or any confidential secret development or research work of the Company, or any other confidential information or proprietary aspects of the business of the Company. All information which Olson acquires or becomes acquainted with during the Term, whether developed by Olson or by others which Olson has a reasonable basis to believe to be Confidential Information, or which is treated by the Company as being Confidential Information, shall be presumed to be Confidential Information.

4.2    Confidentiality Covenant.  Except as permitted or directed by the Company, Olson shall not, either while performing his duties and responsibilities for the Company or thereafter, divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any Confidential Information. Olson acknowledges that the Confidential Information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such Confidential Information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company.

Both during and after the Term of this Agreement, Olson will refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company.

5.    Miscellaneous.

5.1    Complete Agreement. Company and Olson hereby acknowledge that there are no other agreements regarding Olson’s employment with the Company, apart from this Agreement.

5.2    No Waiver. No failure on the part of the Company or Olson to exercise, and no delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right hereunder by Company or Olson preclude any other or further exercise thereof or the exercise of any other right.

5.3    Severability. It is further agreed and understood by the parties hereto that if any part, term or provision of this Agreement should be held unenforceable in the jurisdiction in which either party seeks enforcement of the contract, it shall be construed as if not containing the invalid provision or provisions, and the remaining portions or provisions shall govern the rights and obligations of the parties.

5.4    Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Iowa, without regard to conflicts of law provisions.

5.5    Withholding Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling. Except for any required tax withholding, Olson shall be responsible for any and all taxes assessed with respect to any payment under this Agreement.

5.6    Amendment. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the both Olson and an officer of the Company designated for such purpose by the Board

5.7    Assignment. This Agreement is personal in nature and cannot be assigned by Olson. The Company may assign this Agreement to any affiliate or subsidiary or purchaser of substantially all of the assets. The terms, conditions and covenants herein shall be binding upon the heirs and personal representatives of Olson, and the successors, assigns of Company and any parent, subsidiary or affiliate of Company.

5.8    Survival. Olson’s obligations under Section 4 shall survive the termination or expiration of this Agreement and his employment hereunder.

5.9    Enforceability of Rights. No delay or omission by the Company to exercise any right, power, or remedy accruing to it upon any breach or default under this Agreement shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of the Company of any breach or default under this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to either of the parties, shall be cumulative and not alternative.

5.10    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart,

and all of which, when taken together, shall constitute one instrument, including an executed Agreement sent by facsimile, email or otherwise that can be verified it has been sent by a party to the Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Employment Agreement as of the date and year first above written.

COMPANY:	WINNEBAGO INDUSTRIES, INC.

/s/ Bret Woodson
Bret Woodson
Its Vice President of Administration

OLSON:
/s/ Robert J. Olson
Robert J. Olson

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